January 29, 2018
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:
We have read Item 77k of Form N-SAR B of the entities listed in Appendix A dated
November 30, 2017 and have the following comments:
1. We agree with the statements made in the first three sentences of the first paragraph and the entirety of the second and third paragraphs of Item 77k of the filing.
2. We have no basis on which to agree or disagree with the statements made in the last two sentences of the first paragraph, or the entirety of the fourth, fifth, and sixth paragraphs of Item 77k of the filing.

Yours truly,
/s/ Deloitte & Touche LLP
Boston, MA
Deloitte & Touche LLP
200 Berkeley Street
Boston, MA 02116-5022
USA
Tel: + 617 437 2000
www.deloitte.com
Appendix A
Entity Commission File Number
Pioneer Emerging Markets Fund 811-08448
Pioneer Floating Rate Trust 811-21654
Pioneer Series Trust II 811-21460
Pioneer Series Trust VIII 811-07318